Exhibit 99.1
News Release

For Immediate Release July 16, 2012	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES SECOND AUSTRALIAN ASSET

(SYDNEY) – Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired 100 Brookes Street in Brisbane, Australia for $67.6 million (AUD$66.5 million).  This is Hines Global REIT’s second Australian acquisition.  The seller was Anthony John Group, a Brisbane-based real estate firm. The Australian investment manager is Challenger Management Services.  The seller was represented in the transaction by CBRE.  Hines Global REIT was represented by Hines.

    100 Brookes Street is a six-story, Class A office building containing 105,637 square feet of leasable space.  Parking for 206 vehicles is provided in four basement levels. The building is 100 percent leased through January 2018 to Bechtel, for their global mining and metals headquarters.  Privately owned Bechtel is one of the world’s leading engineering, construction and project management contractors with 52,700 employees with offices in 26 countries worldwide.  Completed in 2008, the property incorporates excellence in sustainable design with a 4.5 Star NABERS rating and a 4 Star Green Star rating.

    "We are pleased to announce the addition of 100 Brookes to the Global REIT portfolio.  We were attracted to this opportunity due to the project's desirable location in Fortitude Valley, recent construction and strong credit tenancy," said Charles Hazen, president and CEO of Hines Global REIT.  "This investment will further diversify the Global REIT portfolio through exposure to a stable and growing economy in Australia where cap rates have yet to compress as they have in the U.S."

    Earlier this year, Hines Global REIT acquired 144 Montague Road in Brisbane.  The six-story office building is fully leased to Ausenco Limited, a publicly traded company specializing in engineering and project management services.

    Hines Director David Warneford, who heads up Hines’ Sydney office, said, “Hines continues to seek good opportunities in Australia for further acquisitions and new developments, and will be actively pursuing these as we seek to enhance our portfolio.”

About Hines Global REIT
    Hines Global REIT, Inc. is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 17 commercial real estate investments. For additional information about Hines Global REIT, visit www.hinessecurities.com/hines-global-reit.

About Hines
    Hines, the sponsor of Hines Global REIT, is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years. With offices in 108 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation risks associated with the performance of Hines Global REIT’s investments and those risks set forth in the "Risk Factors" section of Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2011 (available at www.Hinessecurities.com/hines-global-reit). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.